Exhibit 99.1

CONTACT: Steve Martin Apricus Biosciences Chief Financial Officer ir@apricusbio.com (858) 222-8041	Investor Relations: Angeli Kolhatkar Burns McClellan Senior Vice President akolhatkar@burnsmc.com (212) 213-0006

APRICUS BIOSCIENCES ENTERS INTO COMMON STOCK PURCHASE

AGREEMENT WITH ASPIRE CAPITAL

$22 Million Equity Facility with Existing Long-Term Shareholder

SAN DIEGO, CA, August 12, 2014 – Apricus Biosciences, Inc. (Nasdaq:APRI) (the “Company” or “Apricus”), a biopharmaceutical company advancing innovative medicines to meet the needs of patients, today announced it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”).

Aspire Capital has purchased 1,159,824 shares of common stock for proceeds of $2.0 million upon execution of the purchase agreement and has committed to purchase up to $20.0 million of additional shares of common stock over the next 24 months at prices based on the market price at the time of each sale. No warrants are associated with this agreement.

“This agreement with Aspire Capital will enable Apricus to sell shares from time-to-time on market-based terms to a committed, long-time investor,” said Richard Pascoe, CEO of Apricus. “The Aspire Capital team has been supportive of our growth strategy as an existing shareholder, and we look forward to a continuation of our relationship.”

Under the terms of the common stock purchase agreement, Apricus will control the timing and amount of any sale of shares of common stock to Aspire Capital. Aspire Capital has no right to require any sales by Apricus but is obligated to make purchases as Apricus directs, in accordance with the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. Apricus may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

Apricus will issue 255,161 shares of common stock to Aspire Capital as a commitment fee in connection with the execution of the purchase agreement. Any sales of shares of common stock to Aspire Capital pursuant to the purchase agreement have been or will be pursuant to a prospectus supplement to the Company’s prospectus, dated January 11, 2012, filed as part of the Company’s effective shelf registration statement on Form S-3 (File No. 333-178832). A complete and detailed description of the purchase agreement and related registration rights agreement is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

The Company had cash and cash equivalents of $17.5 million as of June 30, 2014, and when combined with the Aspire Capital common stock purchase agreement, the Company believes that it has sufficient cash and cash sources to support its current operating plan through 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines to meet the needs of patients. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and will be commercialized by Apricus’ marketing partners, which include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. The Company’s second-generation Vitaros room temperature device is under development and is expected to enhance the product’s commercial value. The Company recently initiated a Phase 2a trial for RayVa™, the Company’s product candidate for the treatment of Raynaud’s phenomenon. Femprox®, the Company’s product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox.

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